Exhibit 10.2

[Translation from the German language]

Management Board Member's Contract of Service

between

voxeljet Aktiengesellschaft

Paul-Lenz-Str. 1a, 86316 Friedberg

represented by the Chairman of the Supervisory Board

- hereinafter the "Company" -

and

Rudolf Franz

Am Silbermannpark 1b

86161 Augsburg

- hereinafter the "Management Board Member" -

[Translation from the German language]

Duties and responsibilities

(1)

By resolution of the Supervisory Board dated November 12, 2020, Mr Rudolf Franz was appointed as a member of the Company's Management Board for the period from 1 July 2021 to 30 June 2024. The Management Board Member always represents the Company alone. In the event of multiple representation, he is released from the restrictions of sec. 181 of the German Civil Code [Bürgerliches Gesetzbuch – BGB].

(2)

This Contract serves to set out Mr Rudolf Franz's duties as a member of the Company's Management Board. The areas in which his duties lie are shown in the current organisation chart and/or are stated in the schedule of responsibilities.

(3)

The Management Board Member will manage the Company's business in accordance with the law, the provisions of the articles of association, the rules of procedure for the Management Board, the Company's respective codes and policies of business conduct ("Code of Conduct", "Anti Corruption Policies" and "Insider Trading Policies") and this Management Board Member's Contract of Service. The Management Board Member is not authorised to execute any legal transactions and/or any acts/resolutions that require the consent of the Supervisory Board under the articles of association, the rules of procedure or a Supervisory Board resolution without obtaining such consent. The Management Board Member will act with the care of a prudent manager pursuant to sec. 93 of the German Stock Corporation Act [Aktiengesetz – AktG].

(4)

As part of his duties, the Management Board Member will, at the Company's request, take up positions on management or supervisory bodies of companies in which the Company holds a direct or indirect interest. At the Company's request, he will also perform work in interest groups of which the Company is a member. The Management Board Member will resign from such positions and duties which he assumed in the Company's interests when the Company requests this, but at the latest when he ceases to be a member of the

2

[Translation from the German language]

Management Board or when this Management Board Member's Contract of Service ends.

Principles of remuneration

(1)

The remuneration system for the Company's Management Board members provides for both fixed and variable remuneration. The aim is for the fixed remuneration (fixed salary plus certain benefits) and the variable remuneration (tied to the Company's short- and long-term objectives) to be in reasonable proportion to each other. With regard to the variable remuneration components, more weight is to be given to those components that are tied to the Company's long-term and sustainable objectives.

(2)	No separate remuneration is paid for additional work and overtime.
(3)

The work for the Company and/or the assumption and exercise of a board function or position at an affiliated company within the meaning of sec. 15 et seqq. AktG (e.g. as a managing director) is fully compensated by the remuneration determined under this Contract of Service.

(4)

If the Company's financial situation deteriorates significantly after the remuneration has been determined, the Supervisory Board will be entitled, in the event that the remuneration would otherwise seem unfair, to reduce the fixed and variable remuneration to an appropriate amount.

3

Fixed remuneration

In return for performing his duties, the Management Board Member will receive a gross fixed annual salary of EUR 288,000 (in words: two hundred and eighty-eight thousand euros), which is payable in twelve equal monthly instalments as of the first day of each calendar month.

[Translation from the German language]

4

Variable remuneration

(1)	In return for performing his duties, the Management Board Member will also receive variable remuneration for the achievement of each of the short- and long-term objectives of the Company.
(2)

This variable remuneration will depend on various factors, i.e. on the growth and operating result of the Company (including any companies that may be considered part of the Company for the purposes of preparing the Company's consolidated financial statements) as well as on the individual performance of the Management Board Member.

(3)

For an assessment period of one year in each case, the Management Board Member will receive variable remuneration of up to 30% of his fixed annual salary according to clause 3 of this Contract. The amount and further details of this variable annual remuneration are stipulated in Annex 4.3.

The targets for the following financial year will be defined in a discussion to be held no later than before the end of the respective financial year and will be agreed between the Management Board Member and the Company as an amendment to this Contract. The targets for financial year 2021 will be laid down in a Supervisory Board resolution in December 2020.

The entitlement to the variable annual remuneration arises when the defined targets have been achieved or exceeded. If the defined targets are not achieved, the Supervisory Board will decide at its reasonable discretion whether and to what extent the variable annual remuneration will be paid. Any variable annual remuneration earned is payable six weeks after the presentation of the Company's audited consolidated IFRS annual financial statements for the respective calendar year, but at the latest together with the June salary of the calendar year following the respective calendar year.

[Translation from the German language]

(4)

For an assessment period of three years in each case, the Management Board Member will additionally receive further variable remuneration of up to 100% of one fixed annual salary according to clause 3 of this Agreement.

The amount and further details of this additional triennial variable remuneration are stipulated in Annex 4.4. The targets for the following three financial years will be defined in a discussion to be held no later than the end of the third completed financial year and will be agreed between the Management Board Member and the Company as an amendment to this Contract. The targets for the three-year period 2019–2021 were determined in February 2019.

The entitlement to the triennial variable remuneration arises when the defined targets have been achieved or exceeded. If the defined targets are not achieved, the Supervisory Board will decide at its reasonable discretion whether and to what extent such variable remuneration will be paid. Any triennial variable remuneration earned is payable six weeks after the presentation of the Company's audited consolidated IFRS annual financial statements for the third calendar year of the three-year assessment period, but at the latest together with the June salary of the year following the third calendar year of the assessment period.

(5)

Upon commencement and termination of this Contract, the fixed and variable remuneration for the financial year in which the Management Board Member leaves the Company will be paid pro rata temporis in accordance with the paragraphs above. This will not apply to the variable remuneration if the Company gives notice of extraordinary termination to the Management Board Member; in such a case, the Management Board Member will not be entitled to payment of the variable remuneration for the financial year in which he leaves the Company.

5

[Translation from the German language]

Stock options

(1)	It is planned that the Company will launch a stock option plan for Management Board members and the other employees.
(2)

Subject to a consenting resolution by the Supervisory Board, the Management Board Member may receive a certain number (to be determined by the Supervisory Board) of options on shares of the Company. In accordance with the stock option plan to be launched by the Company, each individual option will confer the right to acquire one no-par value share of the Company with a notional par value of EUR 1.00.

(3)	The details of the stock option plan will be determined by the Company.
(4)	The Company may replace the stock option plan by a cash-based plan, e.g. phantom stock, or economically similar models.

6

Company car

(1)	The Management Board Member is entitled to an upper mid-size company car (annual lease payments up to EUR 15,000 plus value added tax).
(2)	The operating and maintenance costs of the company cars provided will be borne by the Company.
(3)

The Management Board Member is entitled to use the company car(s) for private purposes. The taxes payable on the non-cash benefit [geldwerter Vorteil] will be borne by the Management Board Member and deducted from his monthly salary.

(4)	Should Mr Franz waive his entitlement under paragraph 1, the Company is obliged to reimburse him in cash the expenses saved by the Company,

[Translation from the German language]

specifically through a "payment in lieu" of EUR 21,000 p.a. which is due and payable in 12 equal monthly instalments together with the fixed monthly remuneration. Any right to choose between a company car and a payment in lieu may only be exercised for each complete leasing cycle.

7

Other work equipment

(1)

The Company will provide the Management Board Member with appropriate other work equipment, in particular a mobile telephone/smartphone including the related costs of the contract, device and calls and a computer. The Management Board Member must select the devices in compliance with the Company's regulations. Reasonable private use of the mobile telephone/smartphone and the computer by the Management Board Member is permitted.

(2)

Should the Management Board Member leave the Company, he may request that the telephone number of the mobile telephone/smartphone be transferred and/or ported from the Company to himself or other persons.

8

Holiday

The Management Board Member is entitled to 30 working days' annual holiday. Working days are the days from Monday to Friday. The holiday should be taken in the course of the respective calendar year. If the Management Board Member has not taken all or part of his holiday by 31 March of the following year, the holiday entitlement will be forfeited, unless the Supervisory Board confirms in writing that the accrued holiday may be carried forward.

[Translation from the German language]

9

Illness, death, occupational disability

(1)

In the event of temporary inability to work due to illness or an accident or other causes not attributable to the Management Board Member, the fixed remuneration determined under clause 3 of this Contract will continue to be paid for 6 (in words: six) months, but no longer than the termination of the Management Board Member's Contract of Service. The benefits paid by a health insurance fund, such as sick pay, are deducted from these payments.

(2)	If the Management Board Member dies, his heirs will be entitled to the fixed remuneration determined under clause 3 of this Contract for 3 (in words: three) months following the month of his death.

10

Insurance

(1)

The Company will take out (group) accident insurance for the Management Board Member that covers invalidity and death in an amount that is appropriate and customary in the market. The beneficiaries are solely the Management Board Member and his heirs.

(2)

The Company will, at its expense, take out D&O insurance for the Management Board Member relating to the latter's duties and providing for an amount of cover that is appropriate and customary in the market for each insured event and year. Where duties and acts performed during the term of this Contract are concerned, the insurance cover is to continue even after the Management Board Member leaves the Company. The insurance must provide for a deductible that is customary in the market in accordance with sec. 93 para. 2 sentence 3 AktG.

(3)	The Company will also pay half of the contributions to health and long-term care insurance, but no more than it would have to pay as the employer's share based

[Translation from the German language]

on the highest contribution rate of the local health insurance fund [Allgemeine Ortskrankenkasse] that is competent for the Company's seat.

(4)

In addition, the Company will pay the Management Board Member an allowance for his health and long-term care insurance in the amount of the contributions actually paid by the Management Board Member in return for proof of these contributions.

11

Reimbursement of expenses

Travel costs and other necessary expenses incurred by the Management Board Member in duly performing his activities as a management board member will be reimbursed by the Company in return for proof of payment in each case. The daily and overnight allowances contained therein can also be paid as a flat amount to the extent permitted under tax law.

12

Secondary occupation and competition

(1)	The Management Board Member is subject to the prohibition on competition of sec. 88 AktG.
(2)

The Management Board Member will devote his full working capacity to the Company and, to the best of his abilities, work to achieve the Company's objectives. Any additional paid and/or unpaid occupation requires the prior written consent of the Supervisory Board. This applies in particular to any permanent position as well as to becoming a member of supervisory boards or advisory bodies. The Management Board Member will only take up voluntary honorary positions [Ehrenämter] after prior consultation with the Supervisory Board. The Management Board Member gives an assurance that he will not, during the term of this Management Board Member's Contract of Service, engage in any secondary occupation that detrimentally affects, or is capable of detrimentally affecting, the fulfilment of his obligations towards the Company.

[Translation from the German language]

(3)

The Management Board Member undertakes, for the term of this Contract, not to work in any manner for a competitor of the Company or an affiliate of such a competitor within the meaning of sec. 15 AktG or to acquire a direct or indirect interest in such a company, or to do business for his own or a third party's account in the Company's area of business. This prohibition does not apply to any interests in listed companies, provided that they do not exceed 2% of the issued capital.

13

Post-contractual non-compete covenant

(1)

For the duration of two years after the termination of the service relationship, the Management Board Member undertakes not to work for any company (excluding private or public research institutions) that is a direct or indirect competitor of the Company or an affiliate of a competitor. Competitive activity refers to any activity in the following areas: development, production and distribution of 3D printers, 3D printing systems, 3D shapes, models and other 3D printing solutions and printing products made of any kind of material as well as the rendering of any services related thereto, including the development and/or distribution of any related software.

(2)

This non-compete covenant applies to the territory of the EU (including EFTA states), the USA, Canada, India, China, South Korea, Singapore, Malaysia, Taiwan, Vietnam, South America, South Africa and Australia.

(3)

The non-compete covenant covers any self-employed as well as non-self-employed competitive activity. The Management Board Member will not render any services to competing entrepreneurs or companies either directly or indirectly, whether as a(n independent) contractor or an employee. The Management Board Member will not establish or acquire any such competing company, nor will he make a significant financial investment in any such company.

[Translation from the German language]

(4)

For each year covered by the non-compete covenant, the Company undertakes to pay the Management Board Member compensation amounting to 100% of the most recent fixed remuneration he received pursuant to clause 3 of this Contract; however, this amount may under no circumstances be lower than 50% of the most recent annual total remuneration he received (including any variable remuneration paid). The compensation is due and payable in monthly instalments as of the first day of each calendar month.

(5)

If the Company terminates the service relationship for good cause due to conduct in breach of contract by the Management Board Member, the non-compete covenant will become invalid, provided that the Company notifies the Management Board Member in writing within one month of the latter receiving the termination that it will not be bound by the covenant (renunciation).

(6)	In all other respects, sec. 74 et seqq. of the German Commercial Code [Handelsgesetzbuch – HGB] apply.

14 Non-solicitation clause

For the term of the Contract of Service and for the duration of two years after termination thereof, the Management Board Member undertakes not to solicit any personnel, staff and employees of the Company or to gain the services of such persons as advisors, co-shareholders or partners without the Supervisory Board's consent, whether indirectly or directly or for his benefit or the benefit of third parties.

15

Confidentiality

The Management Board Member undertakes to maintain complete confidentiality with regard to all trade and business secrets. The non-disclosure obligation covers all business matters of the Company and the affiliated companies of which the Management Board Member becomes aware in the course of his duties and, according to an objective assessment, which are confidential in nature and/or whose disclosure could have a harmful effect on the business. The Management Board

[Translation from the German language]

Member's duty of confidentiality also applies after the termination of the contractual relationship.

16

Return of documents and company property

(1)

The Management Board Member is obliged to store notes, drafts, correspondence, records, models, reports, plans and documents as well as duplicates, copies and transcripts of any kind in a proper manner and to ensure that third parties do not gain knowledge of them. Making transcripts, duplicates or copies for purposes other than business purposes is prohibited. Upon being released from his duties and at the latest upon leaving the Company, the Management Board Member will return of his own accord without undue delay all files and other documents relating to the business operations of the Company or affiliated companies that are in his possession or to which he has access, regardless of whether he received them from the Company or affiliated companies. The files and other documents must be returned to the Company's registered office.

(2)

The Management Board Member is also obliged to surrender all data carriers and items that are connected with his duties under the Management Board Member's Contract of Service. The Management Board Member is obliged to communicate all codes, passwords or access restrictions relating to the use of electronic data transfer in the Company's business area and to cease using them.

(3)

A right of retention does not exist. At the Company's request, the Management Board Member will make an affirmation in lieu of an oath that he has surrendered the aforementioned items and documents and that he no longer possesses any transcripts, copies or duplicates whatsoever.

[Translation from the German language]

17

Compliance

(1)

The Management Board Member may not accept any gifts, favours, benefits or similar advantages from third parties who are attempting to initiate or to maintain business relationships with the Company. Granting such benefits to third parties for the purpose of initiating or maintaining business relationships is likewise prohibited.

(2)

Invitations or other customs that are consistent with a normal business relationship are not regarded as advantages within the meaning of this clause 17, provided that they meet the Company's respective codes and policies of business conduct ("Code of Conduct" and "Anti Corruption Policies")

18

Patents, inventions, copyrights and other intellectual property rights

(1)

The Management Board Member is obliged to disclose without undue delay all results of work that arise from his activities for the Company. This applies in particular to drafts, inventions, know-how, trademarks, designs and/or utility models, patents, copyrights as well as technical or other improvement proposals, irrespective of whether they are results of work that are eligible for protection.

(2)

The Management Board Member will grant the Company all necessary authority and make all necessary declarations in order to obtain and safeguard these rights. The Management Board Member will assign to the Company the exclusive right of use and exploitation that is unlimited in terms of time, territory and content with regard to any results of work that are patentable, copyrightable or otherwise eligible for protection pursuant to trade mark, design and/or utility model law or any other intellectual property right and that result from his activities for the Company during or outside his working hours. The assignment of the right of use and exploitation includes the permission for adaptation and licensing to third parties. The assignment of the right of use and exploitation is

[Translation from the German language]

compensated by the remuneration determined under the above clauses 3 and 4 of this Contract.

(3)

The Management Board Member expressly waives all other rights in the aforementioned results of work to which he might be entitled as author or other holder of an intellectual property right, in particular the right to be named as author/creator and to making the work accessible.

(4)	The assignment of the right of use and exploitation remains unaffected by the termination of the present Management Board Member's Contract of Service.

19

Term of the Contract, termination

(1)	This Contract will commence on 1 July 2021 and will be entered into for a fixed term ending on 30 June 2024.
(2)	Ordinary termination of the Contract during the agreed term is not possible.
(3)

At the latest twelve months before the expiry of the Contract, the chairman of the Supervisory Board will inform the Management Board Member whether the Supervisory Board will re-appoint the Management Board Member to the Management Board and whether the Supervisory Board is willing to extend the Contract of Service in accordance with the duration of the re-appointment or to enter into a new Contract of Service with the Management Board Member. The Management Board Member will then declare within one month whether he accepts the re-appointment and is willing to consent to the continuation or replacement of the Contract at the conditions offered. Sec. 84 para. 3 sentence 1 AktG will remain unaffected.

(4)	The right of extraordinary termination for good cause by both parties is not affected by this.

[Translation from the German language]

(5)

The Company is entitled, during the term of this Contract, to release the Management Board Member from continuing to perform his duties for the Company, while continuing to pay his remuneration, in particular in the event of his dismissal as a Management Board Member.

(6)	Any termination of this Contract requires a prior resolution of the Supervisory Board adopted in a due and proper manner and must be issued in writing and signed.

20

Change of control

(1)

In the event of a change of control pursuant to paragraph (2), the Management Board Member will have a one-time special right of termination that entitles him to terminate the Contract of Service by giving notice of three months to the end of the month. If the Management Board Member exercises the special right of termination, he will be entitled to receive a severance payment pursuant to paragraph (3). The special right of termination will only exist for three months after the Management Board Member has become aware of the change of control. Giving notice of such termination will simultaneously be deemed as resignation from the Management Board as of the termination date.

(2)

A change of control exists if a third party or several third parties acting in concert acquire(s) more than 50% of the shares and/or ADRs of the Company and if the change in majority ownership has more than a minor effect on the position of the Management Board Member. The following changes in particular are deemed to have more than a minor effect on the position of the Management Board Member:

•	material change in the Company's strategy (e.g. purpose of developing 3D printers, no growth strategy, restriction to a small number of markets, etc.);

[Translation from the German language]

•	material change in the Management Board Member's area of activity (e.g. material reduction of his powers, material change in his field of responsibility, etc.);
•	material change in his place of work (e.g. relocation abroad or to somewhere that is far from his current place of work).
(3)

The severance payment, which is limited to a maximum of EUR 1,425,000 (one million four hundred and twenty-five thousand euros) gross, is composed of 50% of the total of the Management Board Member's remuneration that has no longer arisen or been paid due to the early termination of the service relationship (fixed salary and variable performance-related remuneration based on the assumption that 100% of targets have been achieved) and of an additional payment amounting to two annual fixed salaries pursuant to clause 3. Offsetting of other income pursuant to secs. 326 para. 2, 615 sentence 2 BGB will not take place. The entitlement to the severance payment will arise at the earliest when the shares and/or ADRs are assigned in rem, once all approvals have been granted and all conditions precedent have been met. The severance payment will become due one (1) month after the notice of special termination is received by the Company or by the chairman of the Supervisory Board.

(4)	Any entitlement to a severance payment will be precluded if the Company validly terminates the service relationship by way of extraordinary termination for good cause pursuant to sec. 626 BGB.

21

Claims against third parties

In the event that, due to an injury caused by third parties, the Management Board Member is unable to perform his duties, he undertakes to assign to the Company any damages claims against third parties in the amount of the continued payment of his salary. The Management Board Member is obliged to provide the Company with all

[Translation from the German language]

information that may be required to be able to assert the claims and rights against third parties.

22

Other provisions

(1)	This Contract is governed by the law of the Federal Republic of Germany to the exclusion of the provisions of private international law.
(2)	All declarations of intent by the Management Board Member that relate to the present Contract must be addressed to the Supervisory Board.
(3)

In order to be legally valid, all amendments or additions to this Contract must be made in writing and signed and must be approved by the Supervisory Board. This also applies to the amendment of this clause requiring written form and signature.

(4)

This Contract will enter into force with effect from 1 July 2021, replacing the Management Board Member's Contract of Service that expires as of 30 June 2021. Should a provision of this Contract be or become legally invalid or unenforceable in whole or in part, the validity of the remaining provisions of this Contract will not be affected thereby. Rather, the provision that is legally invalid or unenforceable in whole or in part will be replaced by a provision that, in economic terms, comes closest to the meaning and purpose of the provision that is legally invalid or unenforceable in whole or in part. The same applies in the event of any gaps in this Contract.

- signature page follows -

[Translation from the German language]

November 12, 2020

/s/ VOXELJET AG	/s/ RUDOLF FRANZ

Company, represented by	Rudolf Franz
the Supervisory Board,
in turn represented by
the chairman of the Supervisory Board
Peter Nietzer

[Translation from the German language]

Annex 4.3 to the Management Board Member's Contract of Service

Basis of assessment for the annual variable remuneration

With reference to the above Contract of Service, the bases for assessment and the amount of the annual variable remuneration are determined as follows.

1Subject of this Annex 4.3

(1)

Pursuant to clause 4 para. (3) of the Contract of Service, the Management Board Member will receive, in addition to his gross annual fixed salary, annual variable remuneration in the form of a bonus dependent on the achievement of certain bases of assessment specified in detail below.

(2)

The individual targets for the respective financial year and any further details will be determined by the Management Board Member and the Company for the following financial year before the end of the current financial year.

2Type of targets, weighting in relation to each other

(1)	The annual variable remuneration to be paid as a bonus will depend on the degree of achievement of certain targets. The targets are composed of corporate and personal targets.
(2)	Corporate targets are:

•Target 1:achieving a certain revenue target based on the Company's audited consolidated IFRS financial statements as well as achieving an EBITDA target

•Target 2:achieving and/or ensuring a sufficient level of liquidity at all times to assure the financing of the Company in accordance with going goncern requirements.

(3)	Personal targets are:

•Target 3:achieving certain individual function-related targets

The individual function-related targets are based on the Management Board Member's function and area of activity in each case.

(4)	The targets have the following weightings in relation to each other:

•Target 1:30%

•Target 2:50%

•Target 3:20%

[Translation from the German language]

3Amount of the variable remuneration

The amount of the variable remuneration is determined as follows:

i.	If 100% of all the targets specified under clause 2 is achieved, the variable remuneration will amount to a maximum of 30% of one gross annual fixed salary, i.e. a maximum of EUR 86,400.
ii.

If the targets listed under clause 2 are only partially achieved, the performance-related remuneration will be determined as follows, taking into account the weighting of the targets in relation to each other: the extent to which each target is achieved will be determined in each case individually and then added together.

iii.

The Supervisory Board can, at its discretion, define further special provisions in the event that the targets under clause 2 are exceeded or missed; however, the maximum amount of the annual variable remuneration may not exceed 30% of one gross annual fixed salary.

* * * * *

[Translation from the German language]

Annex 4.4 to the Management Board Member's Contract of Service

Basis of assessment for the triennial variable remuneration

With reference to the above Contract of Service, the bases for assessment and the amount of the triennial variable remuneration are determined as follows.

1Subject of this Annex 4.4

(1)

Pursuant to clause 4 para. (4) of the Contract of Service, the Management Board Member will receive, in addition to his gross annual fixed salary, variable remuneration at a multi-year interval in the form of a bonus dependent on the achievement of certain bases of assessment specified in detail below.

(2)

The individual targets for the period of three financial years and any further details will, before the end of the last of the three financial years, be determined by the Management Board Member and the Company for the new period of three financial years.

2Type of targets, weighting in relation to each other

(1)	The triennial variable remuneration to be paid as a bonus will depend on the degree of achievement of certain targets. The targets are composed of various corporate targets.
(2)	Corporate targets are:

•Target 1:achieving a certain revenue growth over a period of three years based on the Company's audited consolidated IFRS financial statements

•Target 2:achieving an increase in value for the Company's shareholders, e.g. growth in the share price and/or ADR price over three years.

(3)	The targets have the following weightings in relation to each other:

•Target 1:60%

•Target 2:40%

[Translation from the German language]

3Amount of the variable remuneration

The amount of the variable remuneration is determined as follows:

•	If 100% of all the targets specified under clause 2 is achieved, the triennial variable remuneration will amount to 100% of one gross annual fixed salary, i.e. a maximum of EUR 288,000.
•

If the targets listed under clause 2 are only partially achieved, the triennial performance-related remuneration will be determined as follows, taking into account the weighting of the targets in relation to each other: the extent to which each target is achieved will be determined in each case individually and then added together.

•

Additionally, if the agreed target 1 (revenue) is exceeded by at least 1% (point), the variable remuneration will be increased by a further 3% (points) each time that target 1 (revenue) is exceeded by a total of 1% (point). For example, this means that, with regard to target 1 (revenue), the variable remuneration increases by 30% if target 1 (revenue) is exceeded by 10%.

•

For every 1% (point) by which target 1 (revenue) is missed, the variable remuneration is reduced by 3% (points). For example, this means that, with regard to target 1 (revenue), the variable remuneration is reduced by 30% if target 1 (revenue) is missed by 10%.

If the revenue target is missed by more than 15%, no variable remuneration is payable in respect of target 1 (revenue).

For a sample calculation, see Annex 2 to this Contract

* * * * *

[Translation from the German language]

Annex 1: Resolution of the Supervisory Board

Annex 2: Sample calculation for Annex 4.4